Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Altria Client Services
Media Relations
(804) 484-8897

Investor Relations
(804) 484-8222

Altria Presents at the Consumer Analyst Group of New York Conference;
Reaffirms 2014 EPS Guidance

RICHMOND, Va. - February 19, 2014 - Altria Group, Inc. (Altria) (NYSE: MO) is participating in the Consumer Analyst Group of New York Conference in Boca Raton, Florida today. Marty Barrington, Altria's Chairman and Chief Executive Officer, and other members of the Altria management team will highlight the strengths of Altria's diverse business model and discuss Altria's strategies to create long-term value for shareholders.
The presentation is being webcast live at altria.com in a listen-only mode, beginning at approximately 9:15 a.m., Eastern Time. A copy of the business presentation and remarks, and a replay of the audio webcast of the remarks, will be available at altria.com.
2014 Full-Year EPS Guidance
Altria reaffirms its 2014 full-year guidance for reported diluted earnings per share (EPS) in a range of $2.51 to $2.58. The forecast reflects estimated SABMiller plc (SABMiller) special items. Altria also reaffirms its 2014 full-year guidance for adjusted diluted EPS, which excludes the special items shown in the table below, in a range of $2.52 to $2.59, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.38 in 2013.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year reported to adjusted diluted EPS are shown in the table below.

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Altria's Full-Year Earnings Per Share Guidance
	Full Year
	2014 Guidance			2013	Change
Reported diluted EPS	$2.51	to	$2.58	$2.26	11%	to	14%
NPM adjustment items [1]			—	(0.21)
Tobacco and health judgments			—	0.01
SABMiller special items			0.01	0.01
Loss on early extinguishment of debt			—	0.34
Tax items			—	(0.03)
Adjusted diluted EPS	$2.52	to	$2.59	$2.38	6%	to	9%

[1] Reflects the impact of Philip Morris USA Inc.'s settlement with certain states of the non-participating manufacturer (NPM) adjustment disputes for 2003-2012 (NPM Adjustment Settlement) and the diligent enforcement rulings of the arbitration panel presiding over the NPM adjustment dispute for 2003 (NPM Arbitration Panel Decision).

Altria’s Profile
Altria directly or indirectly owns 100% of each of Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Nu Mark LLC (Nu Mark), Ste. Michelle Wine Estates Ltd (Ste. Michelle). and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and MarkTen™. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.
Forward-Looking and Cautionary Statements
This press release and today's remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release and today's remarks are described in Altria's publicly filed reports, including in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended September 30, 2013.
These factors include the following: Altria's tobacco businesses (including PM USA, USSTC, Middleton and Nu Mark) being subject to significant competition; changes in adult tobacco consumer preferences and demand for their products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new and evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, or investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies' understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Source: Altria Group, Inc.

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